Exhibit 4.6

AEROFLEXX LLC

AMENDED AND RESTATED

SECURED CONVERTIBLE PROMISSORY NOTE AND

WARRANT PURCHASE AGREEMENT

This Amended and Restated Secured Convertible Promissory Note and Warrant Purchase Agreement (the “Agreement”) is made as of July 31, 2021 (the “Effective Date”) by and among Aeroflexx LLC, a Delaware limited liability company (the “Company”), Innventus ESG Fund I, L.P., a Delaware limited partnership ("Innventus") and the persons and entities named on the Schedule of Purchasers attached hereto (along with Innventus, individually, a “Purchaser” and collectively, the “Purchasers”).

Recital

WHEREAS, in order to provide the Company with additional resources to conduct its business, Innventus previously entered into that certain Secured Convertible Note and Warrant Purchase Agreement dated as June 3, 2021 (the "Original Purchase Agreement") whereby Innventus has purchased a convertible note in the original principal amount of $1,500,000 of the up to $3,000,000 contemplated by the Original Purchase Agreement (the "Innventus Note");

WHEREAS, pursuant to Section 6.6 of the Original Purchase Agreement, the Company and Innventus intend to amend and restate the Original Purchase Agreement in order to increase the amount of loans available under this Agreement and to amend and restate the Innventus Note in the form of the note attached hereto as EXHIBIT A for an outstanding principal balance of $1,500,000; and

WHEREAS, the Purchasers are willing to loan to the Company in one or more disbursements up to an aggregate amount of $3,055,000, subject to the conditions specified herein.

Agreement

Now, Therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Original Purchase Agreement is hereby amended and restated in its entirety in the form of this Agreement and the Company and each Purchaser, intending to be legally bound, hereby agree as follows:

1. Amount and Terms of the Loan

1.1  The Loan. Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company at the Closing (as hereinafter defined) the amount set forth opposite such Purchaser’s name on the Schedule of Purchasers attached to this Agreement (each, a “Loan Amount”) against the issuance and delivery by the Company of a convertible promissory note for such amount, in substantially the form attached hereto as EXHIBIT A (each, a “Note” and collectively, the “Notes”). The Innventus Note shall be amended and restated in the form of a Note with the principal balance of $1,500,000.

1.2  The Warrant. The Purchasers shall also receive a fully executed warrant certificate to purchase equity securities of the Company in the form attached hereto as EXHIBIT B (each a “Warrant” and collectively, the "Warrants").

1.3  Security Agreement. The Notes (and the obligations described herein) will be secured by certain assets of the Company, as described in a separate security agreement in the form attached hereto as EXHIBIT C (the “Security Agreement”).

2. Closing and Delivery

2.1  Closing. The closing of the sale and purchase of the Notes and Warrants (the “Closing”) shall be held on the Effective Date, or at such other time as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2  Subsequent Sales of Notes. At any time on or before the 180th day following the Closing, the Company may sell Notes representing up to the balance of the authorized principal amount not sold at the Closing (the “Additional Purchasers”). All such sales made at any additional closings (each an “Additional Closing”) shall be made on the terms and conditions set forth in this Agreement and (i) the representations and warranties of the Company set forth in Section 3 hereof shall speak as of the Closing and the Company shall have no obligation to update any disclosure related thereto, and (ii) the representations and warranties of the Additional Purchasers in Section 4 hereof shall speak as of such Additional Closing. This Agreement, including without limitation, the Schedule of Purchasers, may be amended by the Company without the consent of Purchasers to include any Additional Purchasers upon the execution by such Additional Purchasers of a counterpart signature page hereto. Any Notes sold pursuant to this Section 2.2 shall be deemed to be “Notes,” for all purposes under this Agreement and any Additional Purchasers thereof shall be deemed to be “Purchasers” for all purposes under this Agreement.

2.3  Delivery. At the Closing and each Additional Closing (i) each Purchaser shall deliver to the Company a check or wire transfer funds in the amount of such Purchaser’s Loan Amount; and (ii) the Company shall issue and deliver to each Purchaser a Note in favor of such Purchaser payable in the principal amount of such Purchaser’s Loan Amount and a Warrant.

3. Representations, Warranties the Company

The Company hereby represents and warrants to each Purchaser as of the Closing as follows:

3.1  Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite company power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2  Company Power. The Company has all requisite company power to execute and deliver this Agreement, the Security Agreement and to issue each Note and Warrant (collectively, the “Loan Documents”) and to carry out and perform its obligations under the terms of the Loan Documents.

3.3  Authorization. All company action on the part of the Company, its directors and its stockholders necessary for the authorization of the Loan Documents and the execution, delivery and performance of all obligations of the Company under the Loan Documents, including the issuance and delivery of the Notes, Warrants and the reservation of the equity securities issuable upon conversion of the Notes or exercise of the Warrants (collectively, the “Conversion Securities”) has been taken or will be taken prior to the issuance of such Conversion Securities. The Loan Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Conversion Securities, when issued in compliance with the provisions of the Loan Documents will be validly issued, fully paid and nonassessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

3.4  Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes, Warrants and the Conversion Securities issuable upon conversion of the Notes or exercise of the Warrants, or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at such time as required by such governmental authority.

3.5  Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.

3.6  Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of formation or limited liability company agreement, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violations that would not individually or in the aggregate have a material adverse effect on the Company. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated by the Loan Documents will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. The sale of the Notes and Warrants and the subsequent issuance of the Conversion Securities are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.7  Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the offer, issue, and sale of the Notes, Warrants and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.8  Use of Proceeds. The Company shall use the proceeds of sale and issuance of the Notes and Warrants for the operations of its business, and not for any personal, family or household purpose.

4. Representations and Warranties of the Purchasers

4.1  Purchase for Own Account. Each Purchaser represents that it is acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2  Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company that it considers necessary or appropriate for deciding whether to acquire the Securities in this transaction that could be deemed to be a principal transaction between the Company and each Purchaser including, without limitation, all valuation, pricing and other information presented to Innventus and its controlling persons, officers, directors, partners, agents, or employees with respect to the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3  Ability to Bear Economic Risk. Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4  Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)  There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)  The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144, except in unusual circumstances.

(c)  Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) or member (or retired member) of such Purchaser in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

4.5 Accredited Investor Status. Each Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

4.6  Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Securities. Each Purchaser agrees that neither any other Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Securities. Each Purchaser hereby consents to the participation in the purchase of Securities of each other Purchaser, including, without limitation, the participation of Innventus under the Original Purchase Agreement and under this Agreement.

4.7  Custody of Securities. Each Purchaser acknowledges and agrees that such Purchaser's Note and Warrant will be delivered directly to such Purchaser and neither Innventus nor its controlling persons, officers, directors, partners, agents, or employees will take or maintain custody of such Purchaser's Note or Warrant. This Agreement is evidence of each Purchaser's respective ownership interest in the Securities however each Purchaser shall be solely responsible for maintaining custody of such Purchaser's Note and Warrant. Inventus and its controlling persons, officers, directors, partners, agents, or employees expressly disclaim any form of custody of any Securities on behalf of any other Purchaser.

5. Further Agreements

5.1  “Market Stand-Off” Agreement. Each Purchaser agrees that such Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its common stock registered under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), provided that all officers and directors of the Company are bound by and have entered into similar agreements. Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the Purchaser’s obligations under Section 5.1 or that are necessary to give further effect to this Section 5.1. In addition, if requested by the Company or the representative of the underwriters of common stock (or other securities) of the Company, each Purchaser shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Act. The obligations described in this Section 5.1 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

5.2  Further Assurances. Each Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

6. MISCELLANEOUS

6.1  Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

6.3  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address on the signature page below, and to Purchaser at the addresses set forth on the Schedule of Purchasers attached hereto or at such other addresses as the Company or Purchaser may designate by 10 days advance written notice to the other parties hereto.

6.6  Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective only upon the written consent of the Company and the holders of the Notes representing a majority of the aggregate principal amount of all Notes then outstanding (the “Requisite Holders”). Any provision of the Notes or Warrants may be amended or waived by the written consent of the Company and the Requisite Holders.

6.7  Expenses. The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.

6.8  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to each Purchaser, upon any breach or default of the Company under the Loan Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

6.9  Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

[Signature Page Follows]

[Signature Page to Amended and Restated Convertible Note and Warrant Purchase Agreement]

In Witness Whereof, the parties have executed this Secured Convertible Promissory Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

Aeroflexx LLC

By:
Andrew Meyer, CEO

Address:

8511 Trade Center Drive, Suite 350
West Chester, Ohio 45011

Attn: Andrew Meyer

[Signature Page to Amended and Restated Convertible Note and Warrant Purchase Agreement]

In Witness Whereof, the parties have executed this Secured Convertible Promissory Note and Warrant Purchase Agreement as of the date first written above.

PURCHASERS:

Innventus ESG Fund I, L.P.

By: Innventure GP LLC, its General Partner

By: ______________________________

Name: Lucas F. Harper

Title: Chief Investment Officer

Address:

5950 Hazeltine National Dr., Suite 650

Orlando FL 32822

Attn: Lucas Harper